Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 30, 2015

Quarterly Distribution Report No. 203

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 21, 2015.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the second quarter of 2015 (the “Q2 Distribution Period”).

The Trust received $215,313 ($.7753 per Trust Unit) for the Q2 Distribution Period (the “Q2 Payment”), as compared to $157,212 ($.5661 per Trust Unit) for the payment attributable to the second quarter of 2014.

After receiving the Q1 Payment, the Trust paid $49,490 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $369,529 ($1.3306 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on September 21, 2015.

During the twelve month period ended September 30, 2015, the Trust’s aggregate distributions will amount to $735,770 ($2.6494 per Trust Unit), as compared to $659,172 ($2.735 per Trust Unit) during the twelve month period ended June 30, 2014.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2015 and September 30, 2014 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2015		Per Unit*

Gross royalty income collected by EMI for the period	$719,477

Less: Related royalty expense	311,091
Amount deducted by EMI	179,869
Adjustment for copyright renewals, etc.	13,204

	504,164

Balance as reported by EMI	$215,313

Payments received by Trust	$215,313		$.7753
Audit settlement	—
Funds held for payment of expenses	—
Refund of over deduction of gross royalty income for prior quarters by EMI	203,706		.7335

Total	419,019		1.5088
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	49,490		.1782

Reserve for payment of expenses

Balance available for distribution	$369,529		$1.3306

Distribution per Unit*		$1.3306

*	Based on the 277,712 Trust Units outstanding.
**	Applied against administrative expenses of the Trust, which include third party invoices received by the Trust as of June 6, 2014, totalling $146,719.

Three Months Ended September 30, 2014		Per Unit*	Twelve Months Ended September 30, 2015		Per Unit	Twelve Months Ended September 30, 2014		Per Unit*
$687,287			$3,654,169			$2,545,228

341,071			1,715,297			1,213,740
189,004			1,144,907			718,676
—			13,204			—

530,075			2,873,408			1,932,416

$157,212			$780,761			$612,812

$157,212		$.5661	$780,761		$2.8114	$612,812		$2.2066
—			—			625,000		2.2505
132,146			—			338,473

—		.4758	203,706		.7335	—		1.2188

$289,358		$1.0419	984,467		3.5449	1,576,285		5.6759

266,462		.9595	248,697		.8955	764,161		2.7516

—		—	—			152,952		.5508

$22,896		$.0824	$735,770		$2.6494	$659,172		$2.3735

	$.0824			$2.6494			$2.3735